UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934, as amended

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

eDiets.com, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. on             ,             , 2006

Dear eDiets.com Stockholder:

A special meeting of stockholders of eDiets.com (the “Company”) will be held at 350 East Las Olas Boulevard, First Floor Conference Room, Fort Lauderdale, FL on             , 2006, at 9:00 a.m., local time, to consider and approve the issuance of up to 297,030 shares of our common stock and warrants to purchase 178,218 shares of our common stock and the sale by David R. Humble, our Chairman, of 4,287,136 shares of our common stock.

The Board of Directors has fixed the close of business on June 5, 2006, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any postponements or adjournments thereof.

All stockholders are cordially invited to attend the Meeting in person. However, whether or not you plan to attend, please sign, date and promptly mail the enclosed proxy card in the enclosed return envelope. Alternatively, you may vote your shares by telephone, by dialing 1-800-690-6903, prior to the deadline at 11:59 p.m. Eastern on             , 2006. Returning your proxy card or voting electronically does not deprive you of your right to attend the Meeting and vote your shares in person.

By order of the Board of Directors,

/s/ Robert T. Hamilton
Robert T. Hamilton, Secretary
June , 2006

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE THE ISSUANCE OF OUR COMMON STOCK AND WARRANTS AND THE SALE BY MR. HUMBLE AS DESCRIBED IN THIS PROXY STATEMENT. PLEASE COMPLETE, SIGN, AND RETURN THE ACCOMPANYING PROXY AS SOON AS POSSIBLE.

Deerfield Beach, Florida

NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, YOUR VOTE IS IMPORTANT

PLEASE INDICATE YOUR VOTE ON THE ENCLOSED PROXY BY MARKING, SIGNING, DATING, AND RETURNING IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES.

eDiets.com, Inc.

3801 W. Hillsboro Boulevard

Deerfield Beach, FL 33442

PROXY STATEMENT

This proxy statement, which is being sent to stockholders on or about June     , 2006, is furnished in connection with the solicitation of proxies by the Board of Directors of eDiets.com, Inc., a Delaware corporation (the “Company”), for use at the forthcoming Special Meeting of Stockholders to consider and approve the issuance to Prides Capital Fund I, L.P. (“Prides Capital”) of up to 297,030 shares of our common stock, par value $0.001 per share (“Common Stock”), and warrants to purchase 178,218 shares of our Common Stock, and the sale by David R. Humble, our Chairman, of 4,287,136 shares of our Common Stock to Prides Capital (the “Proposal”).

At the close of business on June 5, 2006, the record date for determination of stockholders entitled to notice of, and to vote at, the Meeting, there were outstanding an aggregate of              shares of Common Stock, the Company’s only class of securities entitled to vote at the Meeting.

Voting And Revocability Of Proxies

Each share of Common Stock is entitled to one vote on all matters to come before the Meeting. The affirmative vote of the greater of a majority of the shares of Common Stock present in person or by proxy at the Meeting or a majority of the total votes cast on the Proposal is required for approval of the Proposal. Prides Capital has entered into a voting agreement with Mr. Humble, who beneficially owns approximately 20% of our Common Stock outstanding as of the record date for the Meeting. Under this agreement, Mr. Humble has agreed to vote all of his shares of our Common Stock in favor of the Proposal. Under rules of the Nasdaq Stock Market, Prides Capital, who owns approximately 18.6% of our Common Stock outstanding as of the record date for the Meeting, will be unable to vote its shares for the Proposal. On the record date, our directors and executive officers, not including Mr. Humble or the director designated by Prides Capital, beneficially owned, in the aggregate,              shares of our Common Stock, or approximately             % of the shares of our Common Stock outstanding on that date. Our directors (other than the director designated by Prides Capital) and executive officers have indicated that they intend to vote in favor of the Proposal.

If a proxy is marked as “withhold authority” or “abstain” on any matter, or if specific instructions are given that no vote be cast on the Proposal (a “Specified Non-Vote”), the shares represented by such proxy will not be voted on the Proposal. Abstentions will be included within the number of shares present at the Meeting and entitled to vote for purposes of determining whether the Proposal has been authorized, but broker non-votes and other Specified Non-Votes will not be so included. Unless contrary instructions are given, your proxy will be voted FOR the approval of the Proposal.

Your proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but your mere attendance at the Meeting will not revoke your proxy. Your proxy, when properly executed, will be voted in accordance with the specific instructions indicated on your proxy card.

Quorum

The required quorum for the transaction of business at the special meeting will be a majority of the voting power of shares of common stock issued and outstanding on the record date. Abstentions and broker non-votes will be included in determining the presence of a quorum.

APPROVAL OF THE ISSUANCE AND SALE OF COMMON STOCK AND WARRANTS

Background

We are engaged in a private placement of our Common Stock and warrants to purchase our Common Stock (the “Warrants”) to Prides Capital Fund I, L.P (“Prides Capital”). In addition, David R. Humble, our Chairman, is selling shares of Common Stock to Prides Capital. The purpose of this Proposal is to obtain stockholder approval for the second tranche of the financing by the Company and the sale by Mr. Humble (the “Private Placement”).

Private Placement

The Private Placement is to be consummated in two rounds, with the first round having been consummated in a closing held on May 15, 2006 (the “First Closing”), and the closing of the second round to occur not later than the earlier of (i) two business days after the date of approval by our stockholders of this Proposal and (ii) 60 days following the First Closing (the “Second Closing”). Our placement agent, Canaccord Adams Inc. (the “Placement Agent”) is entitled to receive substantial fees in connection with the Private Placement. See “Placement Agent” below.

Under the terms of the Private Placement, we are selling 1,980,198 shares of our Common Stock, 1,683,168 in the First Closing and the remaining 297,030 in the Second Closing, in each case at a purchase price of $5.05 per share. We are also issuing Warrants to purchase 1,188,119 shares of our Common Stock, 1,009,901 of which were issued in the First Closing and 178,218 of which will be issued in the Second Closing. The Warrants have an exercise price of $6.00 per share. Mr. Humble is selling 7,000,000 shares of our Common Stock owned by him, 2,712,864 shares of which were sold simultaneously with the First Closing (the “First Humble Transaction”) and the remaining 4,287,136 shares to be sold simultaneously with the Second Closing (the “Second Humble Transaction”), in each case at a purchase price of $5.05 per share.

The Second Closing and the Second Humble Transaction will occur if and only if the stockholders approve the Proposal, and is also subject to other customary closing conditions. The First Closing and the First Humble Transaction do not require stockholder approval and will be unaffected if stockholders do not approve the Proposal.

Nasdaq Approval Requirement

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”). Nasdaq rules governing issuers whose shares are listed on the Nasdaq require stockholder approval of certain private placements of securities.

Specifically, Nasdaq’s Rule 4350(i)(1)(D) requires that an issuer in a non-public offering secure stockholder approval of the issuance of securities in any transaction involving the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value of the common stock which, together with sales by officers, directors or substantial shareholders of the company, equals 20% or more of the presently outstanding common stock. In addition, Nasdaq’s rule 4350(i)(1)(B) requires that an issuer secure stockholder approval of the issuance of securities when such issuance or potential issuance will result in a change of control of the issuer, which has been interpreted by Nasdaq to occur when a stockholder will own, or have the right to acquire, more than 20% of the outstanding equity securities as a result of one or more related transactions.

We anticipate that the common stock to be sold by us and Mr. Humble will be sold at a price less than the greater of book or market value of the common stock and represent in the aggregate an amount above the 20% threshold. The Common Stock sold in the First Closing by us and in the First Humble Transaction by Mr. Humble represents an amount just short of the 20% threshold. Assuming the sale of Common Stock in the Second Closing and the Second Humble Transaction as well, the total number of shares of Common Stock sold by us and Mr. Humble would be in excess of the 20% threshold. As a result, our stockholders must vote in favor of this Proposal to approve the Second Closing and the Second Humble Transaction or else we and Mr. Humble cannot proceed with such sales without violating Rules 4350(i)(1)(B) and (D), to sell Common Stock and Warrants on the terms described in the Proposal. The First Closing and the First Humble Transaction do not require stockholder approval and will be unaffected if stockholders do not approve the Proposal.

Such stockholder approval will also be considered to constitute stockholder approval of any future adjustments of the number of shares of common stock issued and the exercise price of the warrants which would lower the exercise price and increase the number of shares of common stock sold by us. No further stockholder approval would be required in the future.

Reasons for the Second Closing

We intend to use the $1.5 million proceeds from the Second Closing for general corporate purposes, including the payment of placement agent fees and other costs associated with the Private Placement. No portion of the net proceeds will be used to redeem our outstanding securities.

Our Board of Directors and management reviewed and considered numerous financing alternatives to the Private Placement. The Board of Directors has approved the Private Placement and has resolved that the Private Placement is in the best interests of us and our stockholders.

Summary of Terms of the Securities Purchase Agreement

In order to participate in the Private Placement, Prides Capital entered into a Securities Purchase Agreement dated May 15, 2006 with us. We have summarized the material provisions of that agreement below.

Representations and Warranties

The securities purchase agreement contained customary representations and warranties made by us for transactions of this nature, including:

•	corporate organization and similar corporate matters concerning us;

•	the authorization of the transactions contemplated by the securities purchase agreement;

•	the compliance of the securities purchase agreement with our certificate of incorporation and by-laws, our contracts and applicable law;

•	filings required to consummate the securities purchase agreement;

•	our capital structure;

•	due authorization, valid issuance, full payment and nonassessability of the common stock and warrants when issued and paid for pursuant to the terms of the securities purchase agreement and the warrants;

•	litigation involving or affecting us;

•	our compliance with our certificate of incorporation, by-laws, contracts and applicable law;

•	possession of all necessary regulatory permits;

•	rights in and non-infringement of our intellectual property;

•	the absence of material changes or events concerning us since March 31, 2006;

•	matters relating to the Nasdaq and the listing of the Common Stock and Common Stock underlying the Warrants;

•	documents filed with the Securities and Exchange Commission (the “SEC”) by us for the 12 months preceding the date of the securities purchase agreement, and financial statements included in such reports;

•	absence of any manipulation of the stock price of our Common Stock;

•	matters relating to our accountants;

•	income, franchise and transfer tax matters;

•	a representation as to the Investment Company Act of 1940;

•	insurance policies maintained by us;

•	matters relating to the issuance of the Common Stock and Warrants as a private placement;

•	our books and records;

•	related party transactions;

•	certain labor matters;

•	the nonapplicability of any takeover statute and the absence of any stockholder rights or similar plan; and

•	the accuracy of this proxy statement.

Covenants

The securities purchase agreement contained the following material affirmative and negative covenants:

Board of Director Designation. As a condition to the First Closing we were obligated to appoint one individual designated by Prides Capital to our Board of Directors and another individual designated by Prides Capital as an observer to our Board of Directors. If and when our stockholders approve the Proposal, we have agreed to appoint the observer, or another individual designated by Prides Capital, to our Board of Directors. We have agreed that one of such individuals shall serve on the Compensation Committee of our Board of Directors. Under these provisions, we have appointed Stephen L. Cootey to the Board of Directors and to the Compensation Committee of the Board of Directors and Kevin A. Richardson, II as a non-voting observer of the Board of Directors. Mr. Cootey will serve as director from May 15, 2006 until a successor is duly elected and qualified. Mr. Richardson will serve as an observer until such time that we, under the Nasdaq Stock Market rules, may appoint him or another individual designated by Prides Capital to the Board of Directors as a director, and once appointed, will serve until a successor is duly elected and qualified.

Hart-Scott-Rodino Filing. At a time to be agreed upon, if required we and Prides Capital have agreed to make an appropriate filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and to use our reasonable best efforts to respond to any inquiries received from the appropriate regulatory authorities and to overcome any objections by such authorities.

Investor Protective Rights. We have agreed that, from the First Closing until our Board of Directors no longer includes any director designated by Prides Capital, but only so long as Prides Capital owns at least 5% of our outstanding Common Stock, we will not, without the approval of a majority of our Board of Directors:

•	authorize, create, designate, establish or issue any other class or series of capital stock ranking senior to the Common Stock as to dividends or upon liquidation, or reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to any such preference or priority of Common Stock;

•	adopt a plan for the liquidation, dissolution or winding up of our affairs or any recapitalization plan;

•	amend, alter or repeal, whether by merger, consolidation or otherwise, our Certificate of Incorporation;

•	alter or change the rights, preferences or privileges of the Common Stock or the Warrants; or

•	directly or indirectly, declare or pay any dividend (other than dividends payable in shares of Common Stock) or directly or indirectly purchase, redeem, repurchase or otherwise acquire any share of Common Stock (except for shares of Common Stock repurchased from current or former employees, consultants, or directors upon termination of service in accordance with plans approved by our Board of Directors) whether in cash, securities or property or in obligations of the Company.

Conduct of Business Pending the Second Closing. We have agreed that, between the First and Second Closings, and except for the contemplated merger with Nutrio.com and as otherwise contemplated by the securities purchase agreement:

•	we shall conduct our business only in, and shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

•	we shall use reasonable commercial efforts to preserve substantially intact our business organization, to maintain in effect all permits and licenses that are required for us to carry on our business, to keep available the services of our current officers, employees, independent contractors and consultants and to preserve our current relationship with customers, suppliers and other persons with which we have significant business relations.

Participation Rights. Until the five-year anniversary of the First Closing, and so long as Prides Capital owns of record at least 10% of our outstanding Common Stock, if we propose to issue any common stock or securities which would entitle a new investor to acquire common stock in the future, we will agree to also offer new securities to Prides Capital on the same terms and conditions as we are proposing to issue such new securities in an amount that would permit Prides Capital to maintain its then-current percentage ownership in the Company. The participation rights will not apply to (i) securities issued or issuable in connection with any stock dividend, stock split or other distribution on shares of Common Stock; (ii) securities issued or issuable in a merger or acquisition so long as (a) that transaction is reviewed by, but not subject to approval of, a committee of our Board of Directors comprised of three directors, one of which is appointed by Prides and the other two of which are selected by a majority vote of our Board of Directors, (b) the transaction is approved by a majority vote of the members of our Board of Directors and (c) the transaction is approved by a majority vote of the Common Stock if more than 20% of our voting equity securities would be issued or issuable in the transaction; (iii) securities or options or other rights issued or issuable to employees or directors of, or consultants to, us under arrangements approved by our Board or Directors; and (iv) securities issued or issuable in the First or Second Closings.

Stockholder Approval. We have agreed to prepare and file with the SEC a proxy or consent solicitation promptly following the First Closing, and to use our best efforts to obtain the SEC’s approval of the statement and to obtain our stockholders’ approval. In the event we do not hold a stockholders’ meeting within 60 days following the First Closing (plus, if the proxy statement is subject to SEC review, an additional number of days equal to the number of days the proxy statement is in review), we are obligated to pay Prides Capital $1,000,000.

Conditions to the Second Closing

The obligation of each of us and Prides Capital to issue and purchase securities at the Second Closing will be subject to the satisfaction or waiver of specified conditions at or before the Second Closing, including the following:

•	the representations and warranties of the other party set forth in the securities purchase agreement being accurate in all material respects as of the date of the securities purchase agreement and as of the Second Closing;

•	the other party having performed, satisfied and complied in all material respects with all obligations required by the securities purchase agreement and other documents to be fulfilled at or prior to the Second Closing;

•	the absence of any order, writ, injunction, judgment or decree that question the validity of the securities purchase agreement and other related agreements or our right or the right of Prides to enter into such agreements or to consummate the transactions contemplated by the securities purchase agreement and other related agreements; and

•	the waiting period applicable to the Second Closing under the HSR Act, if any, shall have expired or been earlier terminated.

In addition, the obligation of Prides to consummate the Second Closing is subject to the simultaneous completion of the Second Humble Transaction.

Termination

If the Second Closing does not occur by the earlier of two business days following stockholder approval of the Proposal and 60 days following the First Closing (the “Subsequent Outside Date”) as a result of us not satisfying any of the conditions set forth above, we are obligated to return all funds paid in the First Closing and Prides has no further obligation under the securities purchase agreement.

Summary of Terms of the Warrants

The Warrants have an initial exercise price of $6.00 per share, and are and will be exercisable for shares of Common Stock at any time commencing on 180 days after their issuance and ending on the fifth anniversary of their issuance. The warrants may be exercised, in whole or in part, for cash or, if the registration statement for the shares issued upon exercise of the warrants has not been declared effective by the 105th day following the applicable closing date, 25% of the Warrants may be exercised by a cashless “net exercise” procedure.

In the event that (i) the volume weighted average share price per share of Common Stock is in excess of 200% of the exercise price, as adjusted, for 60 consecutive trading days, (ii) the shares of Common Stock underlying the warrants are either registered for resale pursuant to an effective registration statement or freely transferable without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) during the entire 60 trading day-period referenced in (i) above through the expiration of the call date as set forth in our call notice referred to below, and (iii) we shall have complied in all material respects with our obligations under the warrants and under the securities purchase agreement and the Common Stock shall at all times be listed on the AMEX, New York Stock Exchange, the Nasdaq National Market, the Nasdaq Capital Market or the OTC Bulletin Board, then, subject to certain conditions set forth in the warrants, we may elect to change the expiration date for the warrants to 5:00 P.M., New York City time on the date (the “call date”) that is thirty (30) days after our written call notice is received by Prides Capital. The conditions to giving such notice must be in effect at all times during this period or any such notice is null and void. In such event, Prides Capital may elect to do a cashless “net exercise” procedure for up to 25% of the Warrants.

The Warrants contain antidilution adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, capital reorganizations, reclassifications, mergers or similar events affecting our capital stock.

Summary of the Terms of the Registration Rights Agreement

Under the terms of the registration rights agreement entered into among us and Prides Capital, we have agreed to file with the SEC one or more registration statements on Form S-3 covering the resale of the common stock and the warrant shares underlying the warrants issued by us in the First and Second Closings and the shares of Common Stock sold by Mr. Humble in the First and Second Humble transactions. We have also agreed to cause each applicable registration statement to be filed within 15 business days of the applicable closing date and to use our best efforts to have such registration statement to be declared effective within 90 days following the applicable filing date. We have also agreed to use our best efforts to cause each applicable registration statement to remain effective until the earlier of (i) the second anniversary of the earlier to occur of (1) the Second Closing or (2) the subsequent Outside Date, (ii) the date on which all of the securities registered thereunder have been sold or (iii) the date on which all of the securities registered thereunder may be sold without volume restrictions under Rule 144(k) under the Securities Act.

In the event (i) we do not file a registration statement within the required time period; (ii) a registration statement is not declared effective within the time period required by the registration rights agreement; or (iii) a registration statement ceases to remain continuously effective during the period during which it is required to be effective, subject to certain grace periods, then (i) in each such event and on each such event date, we must pay to Prides Capital liquidated damages equal to 1.0% of the aggregate amount invested by Prides Capital pursuant to the securities purchase agreement and not previously sold or subject to an effective registration statement and (ii) on each monthly anniversary of each such event if not cured prior to such anniversary, we must pay 1.0% of such amount, up to a maximum of 12% of such amount.

The expenses associated with registration, other than the expenses of Prides Capital’s counsel and selling expenses (including broker’s fees and commissions), will be borne by us. We have agreed to indemnify and hold harmless, to the extent permitted by law, Prides Capital against any losses, claims, damages or liabilities, joint or several, to which Prides Capital may become subject, which arise out of or are based upon the registration or each applicable registration statement or prospectus or preliminary prospectus or any amendment thereof or supplement thereto, other than certain losses, claims, damages or liabilities attributable to Prides Capital.

We have also agreed, subject to conditions set forth in the registration rights agreement, (i) to register on demand on up to two occasions the shares of Common Stock owned by Prides Capital and (ii) that if, at any time during the time period during which a registration statement is required to be effective, there is not an effective registration statement covering the securities issued to Prides Capital, and we shall file with the SEC a registration statement relating to an offering for our account or for the account of others (other than a Form S-4 or Form S-8 or their then equivalents), then we will allow Prides Capital to participate in such registration statement.

Summary of Terms of Agreements between Prides Capital and Mr. Humble

Securities Purchase Agreement

Prides Capital and Mr. Humble have entered into a Securities Purchase Agreement dated as of May 15, 2006, under which Prides Capital agreed to purchase, and Mr. Humble agreed to sell, an aggregate of 7,000,000 shares of our Common Stock, 2,712,864 shares of which were sold simultaneously with the First Closing in the First Humble Transaction and the remaining 4,287,136 shares to be sold simultaneously with the Second Closing in the Second Humble Transaction, in each case at a purchase price of $5.05 per share (as may be adjusted as described below). The shares to be sold in the Second Humble Transaction and the purchase price for those shares were deposited in escrow pending the closing of this transaction.

Prides Capital has agreed that the purchase price for the shares to be sold by Mr. Humble in the Second Humble Transaction will be increased by a maximum of $2.45 per share in the event of a public announcement prior to the six-month anniversary of the First Closing of certain fundamental transactions relating to us, and such transaction is consummated. The increased purchase price will be equal to 80% of the excess of (i) the volume weighted average price of our Common Stock for the 30 trading days immediately following the public disclosure of such transaction, over (ii) $6.00, not to exceed $2.45 per share.

In the event the Second Closing does not occur on or before August 15, 2006 as a result of the failure to timely obtain shareholder approval, Mr. Humble has granted Prides Capital certain rights of first refusal and first offer for five years from such date.

Voting Agreement

Prides Capital and Mr. Humble also entered into a Voting Agreement dated as of May 15, 2006, under which Mr. Humble agreed to vote his shares of Common Stock, including those held in escrow in accordance with his securities purchase agreement and his shares not subject to purchase by Prides Capital, in favor of the Proposal and against any other matter that would result in the Second Closing and the Second Humble Transaction not being consummated. This agreement to vote will expire on the earlier of August 15, 2006 and the date that is 60 days following the First Closing (plus, if the proxy statement is subject to SEC review, an additional number of days equal to the number of days the proxy statement is in review) (the “Meeting Deadline Date”). In addition, Mr. Humble agreed not to transfer, agree to transfer or enter into any other voting arrangement with respect to, his shares of Common Stock prior to the earliest to occur of (x) our failure to hold a meeting by the Meeting Deadline Date or (y) August 15, 2006.

Registration Rights Agreement

We have entered into a registration rights agreement with Mr. Humble. Under the terms of that agreement, if our stockholders do not approve the Proposal by August 15, 2006 (the “Second Closing Deadline”), we have agreed to file with the SEC a registration statement on Form S-3 covering the resale of the shares Mr. Humble would have sold to Prides Capital in the Second Humble Transaction. We have also agreed to cause this registration statement to be filed within 15 business days of the Second Closing Deadline and to use our best efforts to have such registration statement to be declared effective within 90 days following the required filing date. We have also agreed to use our best efforts to cause this registration statement to remain effective until the earlier of (i) the second anniversary of the effective date of the registration statement Second Closing or, (ii) the date on which all of the securities registered thereunder have been sold.

In the event (i) we do not file the registration statement within the required time period; (ii) the registration statement is not declared effective within the time period required by the registration rights agreement; or (iii) the registration statement ceases to remain continuously effective during the period during which it is required to be effective, subject to certain grace periods, then (i) in each such event and on each such event date, we must pay to Mr. Humble liquidated damages equal to 1.0% of the aggregate price of the securities that would have been sold to Prides Capital, based on a per share price of $5.05, and not previously sold or subject to an effective registration statement and (ii) on each monthly anniversary of each such event if not cured prior to such anniversary, we must pay 1.0% of such amount, up to a maximum of 12% of such amount.

The expenses associated with registration, other than selling expenses (including broker’s fees and commissions), will be borne by us. We have agreed to indemnify and hold harmless, to the extent permitted by law, Mr. Humble against any losses, claims, damages or liabilities, joint or several, to which Mr. Humble may become subject, which arise out of or are based upon the registration or each applicable registration statement or prospectus or preliminary prospectus or any amendment thereof or supplement thereto, other than certain losses, claims, damages or liabilities attributable to Mr. Humble.

We have also agreed, subject to conditions set forth in the registration rights agreement, that if, at any time during the time period during which a registration statement is required to be effective, there is not an effective registration statement covering the securities to have been sold by Mr. Humble to Prides Capital, and we shall file with the SEC a registration statement relating to an offering for our account or for the account of others (other than a Form S-4 or Form S-8 or their then equivalents), then we will allow Mr. Humble to participate in such registration statement.

Placement Agent

Canaccord Adams Inc. (the “Placement Agent”) is acting as our placement agent in the Private Placement. Pursuant to our engagement letter agreement with the Placement Agent, we agreed to pay the Placement Agent a retainer in the amount of $50,000 plus a cash fee of 7% of the aggregate proceeds received by us from an investor or investors in the private placement and the Placement Agent’s expenses. Under this arrangement, we have paid the Placement Agent a fee of $595,000 and expenses of $28,026 with respect to the First Closing.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of the issuance of up to 297,030 shares of our Common Stock and Warrants to purchase 178,218 shares of our Common Stock to Prides Capital and the sale by Mr. Humble of 4,287,136 shares of our Common Stock to Prides Capital, as a result of which Prides Capital will have acquired                  shares in the Private Placement (     % of outstanding shares) all as more fully described in this proxy statement.

Factors Affecting Current Stockholders

While the Board of Directors has approved the Private Placement and has resolved that the Private Placement is in the best interests of the Company and its stockholders, our stockholders should consider the following possible factors as well as other information contained in the Proxy Statement in evaluating this Proposal.

Prides Capital Will Become a Significant Stockholder. Upon purchase of the Common Stock from us and Mr. Humble and exercise of the Warrants, Prides Capital would own an aggregate of 10,168,317 shares of our Common Stock, or approximately 40% of the              shares outstanding on the record date. As a result, Prides Capital will become a significant beneficial owner of our Common Stock and, as such, will have significant voting power with respect to its shares. Accordingly, Prides Capital may be able to affect the outcome of matters brought before the stockholders, including a vote for the election of directors, the approval of mergers and other business combination transactions.

Desire to Sell by Mr. Humble could Create an Overhang. If the Proposal is not approved by our shareholders, Mr. Humble would still own shares equaling approximately 20% of our outstanding Common Stock. By entering into the securities purchase agreement with Prides Capital, Mr. Humble has expressed a desire to sell these shares. This could create an overhang in the market for our Common Stock that could depress our stock price. Additionally, we have agreed to register the shares to be sold by Mr. Humble in the Second Humble Transaction in the event that the Proposal is not approved by our shareholders. This will create additional expense for us and could strengthen the possible overhang in the market for our shares.

Principal Effects of Approval or Non-Approval

If our stockholders approve this Proposal, we will issue shares of Common Stock and Warrants in the Second Closing and Mr. Humble will sell shares of Common Stock in the Second Humble Transaction, as described in this Proposal, and we will also issue shares of Common Stock upon the exercise of the Warrants issued in the Private Placement.

If our stockholders do not approve this Proposal, we would not consummate the Second Closing and Mr. Humble would not be able to consummate the Second Humble Transaction. In that event, there would be a risk that we may not be able to raise sufficient capital to finance our 2006 growth plans and may have to reduce or cut back some or all of our operations, which would have a significant negative effect on us, our operations and our prospects.

If the Proposal is not approved by our shareholders, Mr. Humble would still own shares equaling approximately 20% of our outstanding Common Stock. By entering into the securities purchase agreement with Prides Capital, Mr. Humble has expressed a desire to sell these shares. This could create an overhang in the market for our Common Stock that could depress our stock price. Additionally, we have agreed to register the shares to be sold by Mr. Humble in the Second Humble Transaction in the event that the Proposal is not approved by our shareholders. This will create additional expense for us and could strengthen the possible overhang in the market for our shares.

The First Closing and the First Humble Transaction do not require stockholder approval and will be unaffected if stockholders do not approve the Proposal.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

Beneficial Ownership Of Principal Shareholders And Management

The following table sets forth, as of May 15, 2006 (unless otherwise specified), certain information regarding beneficial ownership of Common Stock: (i) by each person who is known by us to beneficially own more than 5% of our outstanding shares; (ii) by each of our directors; (iii) by the Chief Executive Officer and the three other most highly compensated executive officers who were serving as executive officers as of the end of fiscal year 2005; and (iv) by all of our present directors and executive officers as a group. Such information is based upon information filed by such persons with the SEC or provided to the Company by such persons or by other sources believed to be reliable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Prides Capital Partners, LLC	9,240,262	(1)	38.5%
David R. Humble	4,798,972	(2)	20.0%
Alejandro Gonzalez	1,802,417	(3)	7.6%
Pequot Capital Management, Inc.	1,292,800	(4)	5.5%
Lee S. Isgur	378,578	(5)	1.6%
Pedro N. Ortega-Dardet	170,654	(6)	*
Ronald Luks	67,740	(7)	*
Andrea M. Weiss	66,531	(8)	*
Robert L. Doretti	89,564	(9)	*
Robert T. Hamilton	121,042	(10)	*
Alison C. Tanner	46,337	(11)	*
James A. Epstein	24,501	(12)	*
All directors and executive officers as a group (10 persons)	10,159,951		41.1%

*	Less than 1%

(1)

Because they are not exercisable for six months from their date of issuance, does not include Warrants to purchase 1,009,901 shares of Common Stock issued in First Closing or Warrants to purchase 178,218 shares of Common Stock to be issued in the Second Closing, subject to shareholder approval of the Proposal. Prides Capital has sole voting and investment power with respect to 4,396,032 shares of Common Stock that it purchased in the First Closing and the First Humble Transaction, and has agreed to purchase an additional

297,030 shares of Common Stock from the Company and an additional 4,287,136 shares of Common Stock from Mr. Humble, subject to shareholder approval of the Proposal. In addition, Prides Capital has entered into a Voting Agreement with Mr. Humble as to the 4,287,136 shares owned by him that he has agreed to sell to Prides Capital and 260,064 shares owned by him that he is not selling to Prides Capital, pursuant to which he has agreed to vote those shares in favor of the Proposal. Thus Prides Capital also has beneficial ownership over those shares. The address for Prides Capital 200 High Street, Suite 700, Boston, MA 02110.

(2)	Includes 251,772 shares issuable upon exercise of stock options that are vested or exercisable within sixty (60) days. Mr. Humble has agreed to sell Prides Capital an additional 4,287,136 Common Stock, subject to shareholder approval of the Proposal.

(3)	The address for Mr. Gonzalez is Ruben Dario #223 5-A, Chapultepec Morales, Mexico D.F. 11570.

(4)	The address for Pequot Capital Management, Inc. is 500 Nyala Farm Road, Westport, CT, 06880.

(5)	Includes 4,500 shares held by a revocable trust of which Mr. Isgur is the trustee and beneficiary, 130,846 shares held in a joint account with Mr. Isgur’s wife and 218,750 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(6)	Represents 14,404 shares received in connection with the merger of DietSmart, Inc. with and into eDiets.com, Inc. in 2001 and 156,250 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(7)	Includes 62,500 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(8)	Includes 62,500 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(9)	Includes 87,500 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(10)	Includes 94,337 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(11)	Represents 46,337 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(12)	Represents 24,501 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

DESCRIPTION OF SECURITIES

We are authorized to issue 51,000,000 shares of capital stock, comprised of 50,000,000 shares of our common stock, par value of $.001 per share, and 1,000,000 shares of our preferred stock, par value of $.01 per share. As of May 15, 2006, there were 23,686,806 shares of our common stock outstanding and no shares of our preferred stock outstanding.

Common Stock

Each holder of our common stock is entitled to one vote for each share held of record on all matters we present for a vote of stockholders, including the election of directors. Holders of our common stock have no cumulative voting rights with respect to election of our directors or any other matter. As a result, the holders of more than 50% of the outstanding shares voted for the election of our directors can elect all the directors.

All shares of our common stock are entitled to share equally in dividends from legally available funds when, as and if declared by our board of directors. In addition, in the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our board of directors, without further approval of our stockholders, is authorized to provide for the issuance of shares of our preferred stock in one or more series. In exercising its powers to provide for preferred stock, the board has the power to fix:

•	Dividend rights and terms,

•	Conversion rights,

•	Voting rights,

•	Redemption rights,

•	Liquidation rights, and

•	Other rights and restrictions relating to any series.

The issuances of shares of our preferred stock, while providing us with flexibility in connection with possible financings, acquisitions and other corporate purposes, could adversely affect the voting power of the holders of our other securities. Also, issuance of preferred stock could, and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in control of our management.

OTHER MATTERS

Shareholders Proposals

In order to be eligible for inclusion in our proxy material for the 2006 Annual Meeting of Shareholders, shareholders’ proposals to take action at such meeting must comply with applicable SEC rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page 1 of this proxy statement, and must be received by us not later than December 10, 2006.

Householding of Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this document to you if you notify our Secretary at our executive offices. If you wish to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at our executive offices.

Solicitation of Proxies

The cost of soliciting the proxies will be paid by us. Our directors, officers and employees may solicit proxies in person, or by mail, telephone or telegraph, but no such person will be specifically compensated for such services. We will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing.

Other Matters

Management knows of no matters that are to be presented for action other than those set forth above.

By order of the Board of Directors,

Robert T. Hamilton,
Secretary

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

eDiets.com, Inc.

3801 W. Hillsboro Boulevard

Deerfield Beach, FL 33442

SPECIAL MEETING OF STOCKHOLDERS –             , 2006

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2006

The undersigned, revoking all prior proxies, hereby appoint(s) David R. Humble and Lee S. Isgur, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all voting shares of Common Stock of eDiets.com, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at 350 East Las Olas Boulevard, First Floor Conference Room, Fort Lauderdale, Florida on             , 2006 at 9:00 a.m., local time, and at any postponements or adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. Attendance of the undersigned at the Meeting or any postponements or adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate an intent to vote in person.

The Board of Directors recommends you vote ‘FOR’ the proposal set forth on the reverse side.

CONTINUED AND TO BE SIGNED ON REVERSE

SPECIAL MEETING OF STOCKHOLDERS OF

EDIETS.COM, INC.

            , 2006

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK

YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE /X/

Proposal 1.

Approval of the issuance of up to 297,030 shares of the Company’s common stock and warrants to purchase 178,218 shares of the Company’s common stock and the sale by David R. Humble, the Company’s Chairman, of 4,287,136 shares of the Company’s common stock, all as more fully described in the accompanying Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please sign exactly as name appears hereon. Owners of jointly held shares should both sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorizing person.

Signature:

Date:

Signature:

Date:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.